Exhibit 99.2

ERHC Announces Signing of Administration Agreement with the Joint
        Development Authority for JDZ Offshore West Africa

    HOUSTON--(BUSINESS WIRE)--April 15, 2003--Environmental Remediation Holding Corporation, DBA Chrome Energy Corporation, (OTCBB: ERHC) today announced the signing of an Administration Agreement with the Nigeria-Sao Tome and Principe Joint Development Authority ("JDA"). The Administration Agreement is the formal agreement by the JDA that it will fully implement the ERHC preferential rights to acreage interests in the Joint Development Zone ("JDZ") granted to ERHC by the Democratic Republic of Sao Tome & Principe ("DRSTP") as evidenced by the Option Agreement previously announced.
    Pursuant to the Administration Agreement, the JDA has agreed to take all actions necessary to enable ERHC to properly exercise and enjoy the rights granted to it pursuant to the Option Agreement.
    The JDA was established by a treaty between the Federal Government of Nigeria and DRSTP in February 2001. The JDA is the governing body responsible for the implementation and enforcement of rights in the JDZ. ERHC will transact directly with the JDA in regards to its interests in the JDZ.
    ERHC will increase its rights to participate in the JDZ from a total of 30% paid working interest in two blocks to a total of 125% working interest spread over six (6) exploration blocks. Additionally, ERHC will not be required to pay signature bonuses on four (4) of the blocks. In exchange, ERHC will relinquish its rights to an overriding royalty interest, share of signature bonus and share of profit oil in the JDZ.
    The full details of the Option Agreement with DRSTP and the Administration Agreement with the JDA will be filed shortly with the Securities and Exchange Commission in an 8K filing.

    About ERHC

    Houston-based ERHC is an independent oil and gas company and since 1996 has engaged in the exploration, development, production and sale of crude oil and natural gas properties. ERHC's goal is to maximize its value through profitable growth in oil and gas reserves and production in Sao Tome offshore central West Africa and to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil producing areas. ERHC's current focus is to exploit its only asset, which is an oil and gas exploration concession in Sao Tome. Sao Tome is an island nation located in the Gulf of Guinea off the coast of central West Africa.
    This press release contains certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Except for historical information contained in this release, these forward looking statements are subject to risks and uncertainties, including government regulation, competition, capital resources, general economic conditions, and other risks detailed in ERHC's SEC reports. These forward-looking statement can be identified by the use of terminology such as "intends," "may," "will," "should," "could", "expects," and "plans". Forward-looking statements in this release include, the ability of ERHC to exploit its oil and gas exploration concession in Sao Tome and its ability to locate, acquire and develop high potential oil and gas prospects.

    CONTACT: ERHC
             John Coleman, 713/626-4700
             or
             Ward Creative Communications
             Mickey Gentry, 713/869-0707